KAMKHUU PRODUCTS LIMITED
#394-19, SeogyO-Dong, Mapo-Gu, Seoul, Korea
-------------------------------------------

     February 1,2000


     3 E International Corporation,
     79 Barbara Cres.,
     Kitchener, Ontario
     N2M 4N3

     Dear Mr. Stark:

     This document will verify that we are prepared to provide you with a $2,000,000.OO U.S.$ line of credit against the purchase of product from KamKhuu Products Limited. The product line would include moderators, multiplex units, encoders, patch antennae, all fittings, base tower, repeaters, beam benders, In addition we can also source your requirements for the wireless telephone and intenet needs.

     The rate on the Credit Line would be set at the Federal Reserve US Bank Prime plus 2%, This line of credit would be secured by a general debenture against the company and its assets convertible into common shares of the company at a price to be determined in accordance with the lowest price allowed by any appropriate regularity authority.

     This offer can only be put into effect when 3 E International Corporation's common shares are accepted for trading on a recognized stock exchange.

     At such time when you have completed the above, we will instruct our US attorneys to prepare the necessary documents.

     It is understood that we will be the sole supplier of equipment to 3 E International Corporation.

     Thank you again for the opportunity to be of service, and I look forward to your indicated early date response.

     Yours truly,


     /s/Sam Khuu
     Sam Khuu
     President



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